Exhibit 14.2
Consent of James A. McCrea, P. Geo.
Exhibit To
Form 20-F

March 8, 2007

Silver Standard Resources Inc.
Suite 1180, 999 West Hastings Street
Vancouver, BC
Canada V6C 2W2

Dear Sirs:

Re:	Reports on the Snowfield Project, British Columbia, Bowdens Project, Australia, La Pitarrilla and San Agustin Properties, Mexico and Berenguela Project, Peru.

James A. McCrea P. Geo.:

•
has reviewed the summary of the estimate of resources at the Snowfield Project, British Columbia, Bowdens Project in Australia, La Pitarrilla and San Agustin Properties in Mexico and Berenguela Project in Peru included in the Form 20-F for the year ended December 31, 2006 of Silver Standard Resources Inc. (“Silver Standard”) to be filed with the Securities and Exchange Commission in the United States and with the Canadian Securities Administrators in Canada;

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confirms that each summary of an estimate of resources concurs with the estimate contained in my reports prepared for the Snowfield Project, British Columbia, Bowdens Project in Australia, La Pitarrilla and San Agustin Properties in Mexico and Berenguela Project in Peru;

•	consents to being referenced in the Form 20-F for the year ended December 31, 2006 of Silver Standard; and

•	consents to this consent being filed as an Exhibit to the Form 20-F for the year ended December 31, 2006 of Silver Standard.

Yours Sincerely,

/s/ James A. McCrea, P.Geo.
Per: James A. McCrea, P.Geo.